Exhibit 99.1

Naomi Kelman Appointed to National Vision’s Board of Directors

DULUTH, Ga. (Sept. 14, 2020) – National Vision Holdings, Inc. (NASDAQ: EYE), one of the nation’s largest optical retailers providing quality, affordable eye care and eyewear, today announced the appointment of Naomi Kelman, former CEO and president at Willow, to its Board of Directors, effective today.

“We are so excited to have Naomi join our Board of Directors,” said Reade Fahs, CEO at National Vision. “We developed a deep respect for Naomi a decade ago – during the five years she so successfully ran Johnson and Johnson’s contact lens business for the Americas. Her subsequent experience in digital transformation and the development of disruptive products, along with her success at scaling healthcare models will be valuable to National Vision as we continue our growth trajectory.”

Kelman’s career spans nearly four decades. She most recently served as the first CEO and President at Willow, an innovative medtech company, from 2014 to 2019. The Silicon Valley-based company revolutionized the breast pump industry. Under her leadership, the concept of a consumer-facing wearable pump went from prototype to the marketplace in approximately three years, and is now a trusted brand for Millennials. The device was selected as one of Time magazine’s 25 Best Inventions of 2017.

Prior to joining Willow, Kelman was the first woman on the executive committee of Novartis as the division head of the global over-the-counter division of Novartis. Previously, Kelman had a long and distinguished career at Johnson & Johnson where she held multiple executive and management roles, including as president of Vistakon (Acuvue contact lenses) and Lifescan (One Touch diabetes monitor). She has also worked at Clairol and American Express. Before starting her career, Kelman earned a bachelor’s degree and Masters in Business Administration from Cornell University.

Kelman currently serves as a director on the Boards of Brilliant, a smart home control and lighting company, Kids Care Dental & Orthodontics, and Mirve, a company developing non-invasive tests for maternal and fetal health.

“I’m honored to join National Vision’s Board of Directors,” Kelman said. “With my background in eyewear and healthcare technology, I look forward to helping National Vision execute its business strategy and advance its important mission of making quality eye care and eyewear more affordable and accessible.”

About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,100 stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

Media Contact:
Kristina Gross
Kristina.gross@nationalvision.com
(470) 448-2355

Investor Relations Contact:
David Mann, CFA
David.mann@nationalvision.com
(470) 448-2448